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Exhibit 12.1
                Calculation of Ratio of Earnings to Fixed Charges

                                                       Six months
                                     Year ended          ended
                                      June 30,        December 31,           Years ended December 31,
                                       1996               1996           1997         1998           1999          2000
                                       ----               ----           ----         ----           ----          ----
Income available for fixed charges:
  Income (loss) from continuing
    operations before taxes           42,078             23,786         46,304       48,353          2,695        (4,934)
  Fixed charges                          339                485          1,319        1,305         23,989        44,290
                                      -----------------------------------------------------------------------------------
                                      42,417             24,271         47,623       49,658         26,684        39,356

Fixed Charges:
  Interest expense                        --                257            392          634         23,194        43,341
  Interest portion of rent expense       339                228            927          671            795           949
                                      -----------------------------------------------------------------------------------
                                         339                485          1,319        1,305         23,989        44,290

Ratio of earnings to fixed charges    125.1x              50.0x          36.1x        38.1x           1.1x            (a)

(a) The Company's earnings were inadequate to cover fixed charges for the year ended December 31, 2000 by approximately $4,934.